                                                                    EXHIBIT 10.2


                                  CONFIDENTIAL

***PORTIONS OF THE EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE COMPLETE EXHIBIT, INCLUDING THE PORTIONS FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



                     AMENDED AND RESTATED LICENSE AGREEMENT


This Amended and Restated License Agreement ("Agreement") is made effective as of August 2, 2000 (the "Effective Date") by and between Solar Turbines Incorporated, a Delaware corporation whose principal address is 2200 Pacific Highway, San Diego, California 92186-5376 ("Solar") and Capstone Turbine Corporation, a California corporation whose principal address is 21211 Nordhoff Street, Chatsworth, California 91311-5844 ("Capstone");

WHEREAS, Solar and Capstone entered into a License Agreement dated August 25, 1997 ("Prior License Agreement") and desire, pursuant to this Agreement and that Transition Agreement dated August 2, 2000 between the parties (the "Transition Agreement"), to amend and restate that Prior License Agreement so that it, as of the Effective Date, is superceded and replaced by this Agreement; and

WHEREAS, Solar owns certain intellectual property related to the design, use and manufacture of primary surface recuperators (PSRs); and

WHEREAS, Capstone currently manufactures and sells Microturbines incorporating PSRs designed by and purchased from Solar; and

WHEREAS, Capstone desires to have a license to Solar's Intellectual Property (as defined below) to manufacture and modify PSRs for incorporation into Capstone's Microturbines; and

WHEREAS, Solar is willing to grant Capstone a license to such Intellectual Property on the following terms and conditions:

NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions specified herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.0  DEFINITIONS

1.1 "Capstone Special Order PSR" shall mean (i) any PSR manufactured according to Capstone's requirements and specifications, (ii) any development PSR, including such development PSR as may be modified from time to time, and (iii) any similar PSR capable of direct replacement for the Capstone Special Order PSR.

1.2 "Licensed Product" shall mean (i) PSRs incorporating Solar Intellectual Property and manufactured by or on behalf of Capstone for use in Microturbines, excluding PSRs supplied to Capstone by Solar, and (ii) any modification, improvement, or derivation of Capstone Special Order PSRs which incorporates or is derived from Solar Intellectual Property, manufactured by or on behalf of Capstone, excluding PSRs supplied to Capstone by Solar.

1.3 "Microturbine" shall mean an individual turbogenerator unit generating *** or less output power.

1.4 "Solar Technology" shall mean all information in Solar's possession on the Effective Date, with the right to disclose to Capstone, and relating to the manufacture and use of Capstone Special Order PSRs, including for example, but not by way of limitation, trade secrets, all technology, know-how, training and transfer to be provided under Paragraph 5.1 of this Agreement, proprietary information, manufacturing drawings, blueprints, specifications, parts and materials lists, tolerances, preferred vendor lists, test and performance parameters, and other technical expertise necessary for the manufacture of Capstone Special Order PSRs.

1.5 "Solar Patents" shall mean patents (i) now or in the future owned or controlled by Solar or its Subsidiaries, or (ii) under which and to the extent to which and subject to the conditions under which Solar or its Subsidiaries may have during the term of this Agreement, the right to grant licenses of the scope granted herein, such patents relating to the design, manufacture, or use of PSRs and where, in the case of both (i) and (ii) based on patent applications having an effective filing date on or prior to one (1) month after the Effective Date, as defined above.

1.6   "Solar Intellectual Property" shall mean Solar Technology and Solar
Patents.

1.7 "Capstone Patents" shall mean patents (i) now or in the future owned or controlled by Capstone or its Subsidiaries, or (ii) under which and to the extent to which and subject to the conditions under which Capstone or its Subsidiaries may have during the term of this Agreement the right to grant licenses of the scope granted herein, such patents claiming inventions substantially based on Solar Technology and where, in the case of both (i) and
(ii) based on patent applications having an effective filing date prior to the termination or expiration of this Agreement.

1.8 "Subsidiary" shall mean any corporation, company or other entity of which more than fifty percent (50%) of the outstanding shares of stock entitled to vote for the election of directors is now or hereafter owned or controlled by either party hereto, directly or indirectly, except that Caterpillar Inc., parent of Solar, is included within the definition of "Subsidiary."

1.9 "Transition Fee" shall mean the "Transition Fee" as defined under the Transition Agreement.

2.0   EXERCISE OF LICENSE RIGHTS

2.1 The license rights granted under this License Agreement become effective on the Effective Date.

2.2 Upon the Effective Date, Capstone may announce and/or publicize that Licensed Products included in Capstone's Microturbines and sold by or on behalf of Capstone are (or will be) manufactured pursuant to license rights granted to Capstone by Solar. Notwithstanding the foregoing, Capstone agrees that it will not advertise, or otherwise indicate that any Capstone Special Order PSRs are sponsored, endorsed, or otherwise guaranteed by Solar or that this Agreement is an exclusive agreement.

3.0   GRANT

3.1 Subject to and in consideration of the undertakings by Capstone set forth in Section 4.0 of this License Agreement, Solar hereby does grant to Capstone, a non-exclusive, non-transferable, non-sublicensable, except as otherwise provided herein, world-wide, royalty bearing license under Solar Intellectual Property, as defined in Section 1.0 of this License Agreement (i) to make use, sell, lease or otherwise dispose of Licensed Product incorporated into Microturbines made, used, sold, leased or otherwise disposed of by Capstone, individually or as incorporated into larger turbogenerator systems; (ii) to make, use, sell, lease or otherwise dispose of Licensed Product as spares for or for repair and/or maintenance of such Microturbines and (iii) to use and modify Solar Intellectual Property for the design and manufacture of Licensed Product for use in Microturbines.

3.2 The rights to make granted to Capstone under Paragraph 3.1 include the right for Capstone to have Licensed Product, or parts or components thereof, made by a third party for Capstone, only if Capstone first obtains Solar's written consent to do so and first offers to Solar a right of first refusal to produce the quantities concerned on the same terms and conditions as the third party and Solar declines such right. Solar shall not unreasonably withhold, delay, or condition such consent but Solar may, in any event, withhold its consent if the third party competes with Solar in the turbomachinery business and/or the recuperator business. In addition if Capstone discloses Solar Technology to a third party in connection with its exercise of rights to have Licensed Product or parts or components made by such third party under this Paragraph 3.2, then Capstone shall first obtain the written agreement of said third party to protect the Solar Technology according to provisions equivalent to the Nondisclosure Agreement attached hereto as Exhibit A. Upon request, Capstone shall provide to Solar copies of any such agreements by third parties.

3.3 Capstone hereby grants and agrees to grant to Solar a non-exclusive, non-transferable, non-sublicensable except as provided herein, royalty-free worldwide license under Capstone Patents having a filing date within five (5) years of the Effective Date to make, use, sell, lease or otherwise dispose of PSRs.

4.0   CONSIDERATION

4.1 Capstone shall pay to Solar a royalty for each Licensed Product manufactured pursuant to the license grants in Paragraph 3.1 and shipped by Capstone under this Agreement in accordance with the following schedule:

***

Such Licensed Product shall be considered as shipped by Capstone when such Licensed Product is delivered as if on an ex-works or FOB basis to any third party, whether an independent third party or a Capstone affiliate.

5.0   PRODUCT-KNOW-HOW AND TECHNOLOGY TRANSFER

5.1 To enable Capstone to manufacture Licensed Product under the provisions of Paragraph 3.1, Solar shall:

      A) Promptly transfer to Capstone, starting within sixty (60) days from the Effective Date, all Solar Technology that is in tangible form related to the manufacture and use of Capstone Special Order PSRs; and

      B) Provide Capstone training in the overall Solar Technology to make and manufacture the Capstone Special Order PSR. Solar will provide four (4) weeks of such technical training at its Turbofab facility in the operation and maintenance of the *** machines, and the assembly of *** assemblies. Solar will accompany Capstone to its three major suppliers *** to effect the start of technology transfer and supplier introductions. Capstone will enter into a nondisclosure agreement with each such supplier in accordance with Paragraph 3.2. Capstone will be responsible to make its own arrangements with machine suppliers for training on machines not located at Solar. Solar will schedule these transfers as reasonably requested by Capstone but in any event prior to December 2000. Capstone has the obligation to apply appropriate and qualified resources and employees to the task of transferring such Solar Technology and to meeting the goal described in C) and D) below. As part of the technology transfer, Capstone will be provided both a current machine and raw material suppliers list. Capstone agrees that it shall not sell or transfer such tooling and equipment containing Solar Technology to a third party except as permitted by Section 14.1 hereof.

      C) Solar will use commercially reasonable efforts to complete the knowledge transfer by June 2001. Solar Technology will have been considered completely transferred to Capstone after each class of equipment listed below has been operated successfully to within *** of stated production rates in D) below and for a period equal to that required to support the completion of *** PSRs. Additional Solar consulting at Capstone is available for $1000 per day for a period of five
      (5) years following the Effective Date.

      D)

       MACHINE CENTER                  PRODUCTION RATE
       --------------------------------------------------------------
       ***                             ***
       --------------------------------------------------------------
       ***                             ***
       --------------------------------------------------------------
       ***                             ***
       --------------------------------------------------------------
       ***                             ***
       --------------------------------------------------------------
       ***                             ***
       --------------------------------------------------------------
       ***                             ***
       --------------------------------------------------------------
       ***                             ***
       --------------------------------------------------------------


      E) In the event of a dispute regarding the timeliness or sufficiency of information or assistance provided by Solar to Capstone under this Paragraph 5.1, the parties will attempt to resolve such dispute under the dispute resolution provisions of Paragraph 14.4. If Capstone disputes an invoice for a Milestone related to this Paragraph 5.1 and refuses to pay any disputed (invoiced and unpaid) Transition Fee into an escrow account after written notice from Solar, with a sixty (60) day opportunity to cure, Solar may on notice to Capstone terminate this Agreement and the Transition Agreement. So long as Capstone pays all of the undisputed fees and places the disputed amounts in an escrow account which authorizes the release of such amounts in accordance with any award or resolution under Paragraph 14.4 Solar may not terminate this Agreement or the Transition Agreement for failure to pay such amount. Such a termination by Solar will be in addition to any other rights or remedies Solar may have in equity or at law.

      F) Solar is not required to transfer any detailed knowledge of the Solar Patents other than that information which is publicly known or that Solar Technology that is necessary to comply with the requirements of this Paragraph 5.1 or that knowledge Solar presently uses to manufacture Capstone Special Order PSRs.

5.3 Capstone shall own all rights in any inventions (whether or not patentable) and in any patents thereon relating to improvements to Solar Technology made solely by Capstone employees.

5.4 Each party hereby designates the individual identified below as its Program Manager with responsibility for scheduling, coordinating and overseeing the implementation of the party's duties and obligations under the provisions of this Agreement.

            Capstone's Program Manager: ***

            Solar's Program Manager: ***

6.0   RECORDS AND AUDIT

6.1 Capstone agrees to render to Solar within thirty (30) days following March 31, June 30, September 30, and December 31 of each year, a quarterly statement setting forth the number of Licensed Products upon which royalties are to be paid under the provisions of Paragraph 4.1, and an electronic fund transfer to Solar for the royalty due. All such reports are to be mailed to Solar to the attention of the persons specified in and in the manner specified in Paragraph 14.2.

6.2 Capstone agrees to keep and maintain a set of accounting records in accordance with GAAP for a period of three (3) years after any period during which royalties are due, which records shall be in sufficient detail to enable Solar to audit Capstone's determination of the royalties payable under the license and to verify compliance with other terms of the license relevant to royalty payment.

6.3 Capstone agrees to keep regular books of account which shall be open at all reasonable business hours for inspection by independent certified public accountants selected by Solar and reasonably acceptable to Capstone. Audit personnel may review Capstone's accounting firms' work papers and discuss with the firm the result of any audit including, but not limited to: the basis of judgments reached and the appropriateness of royalty payments made, provided, however, Solar provides three (3) business days notice of such audit. In addition, Solar may have such an audit performed at any time within one (1) year following termination of this Agreement. Any audit expenses incurred shall be borne by Solar, except if the results of the audit reveal an under reporting of royalties due Solar of five percent (5%) or more, then Capstone shall reimburse Solar for all such audit costs.

6.4 If Capstone fails to make any required payment under this Section 6.0 on or before the required date, interest equal to one percent (1%) of the amount otherwise due shall be paid by Capstone for each month or portion thereof that the payment is late. If such interest rate exceeds the maximum legal rate in such jurisdiction where a claim therefor is being asserted, the interest rate shall be reduced to such maximum legal rate permitted in such jurisdiction.

7.0   TERM AND TERMINATION

7.1 Unless sooner terminated as provided for by this Agreement, this Agreement shall remain in force and effect for a period of seventeen (17) years from the Effective Date. The licenses granted in Section 3.0 to each party shall be paid up for the life of Capstone Patents and Solar Intellectual Property upon the expiration, but not the termination of this Agreement.

7.2 Termination or expiration of this Agreement shall not affect Capstone's obligations to make payments and reports as provided herein with respect to Licensed Product shipped or otherwise disposed of prior to termination or expiration of this Agreement, and all provisions of this Agreement pertaining to such reports and payments shall survive such termination or expiration and continue in full force and effect.

7.3 If either party materially breaches this Agreement or if Capstone fails to make any payment of Transition Fees under the Transition Agreement, upon written notice to the defaulting party specifying such breach, the defaulting party shall have thirty (30) days after such notice to remedy such breach or to implement a program, reasonably satisfactory to the party not in default, to correct such breach. If such material breach or failure of Capstone to pay any Transition Fees remains uncured after thirty (30) days the nondefaulting party may initiate the dispute resolution proceedings provided for in Paragraph 14.4 and 14.5. However, if Capstone disputes an invoice and refuses to pay any disputed (invoiced and unpaid) Transition Fee into an escrow account after written notice from Solar, with a sixty (60) day opportunity to cure, Solar may on notice to Capstone terminate this Agreement and the Transition Agreement. So long as Capstone pays all of the undisputed Transition Fees and places the disputed amounts of any Transition Fee in an escrow account which authorizes the release of such amounts in accordance with any award or resolution under Paragraph 14.4 Solar may not terminate this Agreement or the Transition Agreement for failure to pay such amount. Such a termination by Solar will be in addition to any other rights or remedies Solar may have in equity or at law.

8.0   WARRANTIES AND DISCLAIMERS

8.1 Each party represents and warrants that it has the right and power to enter into this Agreement. Each party represents, warrants, and agrees that it will cooperate and utilize commercially reasonable efforts to fulfill its obligations under this Agreement. Solar represents and warrants that it has the authority and right to grant the licenses and rights granted herein, and further that it has no knowledge of any patents, intellectual property, or other impediments to Capstone's quiet enjoyment of the benefits of the licenses granted by Solar.

8.2 Neither party shall be liable to the other for any lost profits, lost revenues, losses or indirect, incidental, consequential, special or exemplary damages arising out of entry into or performance or lack of performance under this Agreement.

8.3   Nothing in this Agreement shall be construed as

      A) a requirement that either party shall file or prosecute any patent application, secure any patent, maintain any patent in force, or notify the other party of any action or failure to act with respect to any patent application; or

      B) granting by implication estoppel or otherwise, any license or rights under patents of either party beyond those licenses or rights expressly granted under this Agreement; or

      C) an obligation to furnish any technical information other than specified under this Agreement.

8.4 EXCEPT AS PROVIDED IN THE LAST SENTENCE OF PARAGRAPH 8.1, ALL SOLAR TECHNOLOGY TRANSFERRED UNDER THIS AGREEMENT IS TRANSFERRED "AS IS" AND THE TRANSFEROR DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE TRANSFERRED TECHNOLOGY, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE. NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO CONSTITUTE A REPRESENTATION OR WARRANTY BY SOLAR OF THE ABILITY OF CAPSTONE TO MANUFACTURE OR SELL PRODUCTS.

8.5 Nothing in this Agreement shall (a) impose any restriction on either party from carrying out independent research and development activities in any field,
(b) in relation to the results of any such independent research and development activities of one party, give rise to any ownership right or claim by the other party; nor (c) restrict either party in the exploitation in any manner of the results of its independent research and development activities.

8.6 This Section 8.0 shall survive any expiration or termination of this Agreement.

8.7 Neither Solar nor Capstone make and each hereby disclaims any and all express or implied, warranties as to the validity or enforceability of any Solar Patents and/or Capstone Patents, respectively.

9.0   PROPRIETARY INFORMATION

9.1 The parties hereby ratify and incorporate that certain Nondisclosure Agreement, dated August 2, 2000 ("Nondisclosure Agreement") attached hereto as Exhibit "A". Certain proprietary information was disclosed subject to that certain Nondisclosure Agreement dated June 1, 1996 between the parties which was Exhibit C to that certain Alliance Agreement dated August 25, 1997 between the parties. All such proprietary information disclosed thereunder, hereunder and under the Transition Agreement shall be deemed as of the Effective Date covered under and subject to the terms of the Nondisclosure Agreement attached hereto as Exhibit A.

9.2 Nothing in this Agreement shall be construed as obligating either party to disclose proprietary information to the other party or as granting to or conferring upon the other party, expressly or implied, any rights or licenses to the party's proprietary information other than those rights specifically granted in this Agreement.

10.0  TRADEMARKS

10.1 Capstone agrees that it will not advertise, or otherwise indicate, that any Capstone Special Order PSRs or Licensed Product are sponsored, endorsed, or otherwise guaranteed by Solar, and shall not designate, identify, or otherwise label any Capstone Special Order PSRs or Licensed Product with any trademark, registered or unregistered, presently owned or hereafter acquired by Solar in any country, nor with any translations thereof, nor words or marks confusingly similar thereto.

11.0  EXPORT OF TECHNICAL DATA

11.1 Both parties shall adhere to the U.S. Export Administration Laws and Regulations and shall not export or re-export any technical data or the direct product of such technical data to any proscribed country listed in the U.S. Export Administration Regulations or other Government Regulations unless properly authorized by the U.S. Government.

12.0  THIRD PARTY INFRINGEMENT

12.1 Upon demonstration by Capstone of evidence of infringement of any Solar Patent by a (unlicensed) third party, the parties shall promptly discuss what action, if any, shall be taken, including (i) institution of an action by Solar to enjoin or preclude such infringement, (ii) licensing of such third party for value; or (iii) an equitable adjustment of the royalty payments due under this Agreement.

13.0  INDEMNIFICATION

13.1 If any claim or action is brought against Capstone based upon an allegation that use of the Solar Intellectual Property by Capstone within the scope of the license grant of Section 3.0 infringes any patent rights of any third party, Solar shall defend Capstone against any and all liability, claims and expenses arising out of any such claim or action, up to a limit of fifty percent (50%) of the Transition Fees and royalties paid by Capstone at the time the claim or action is brought, provided that Capstone (i) gives Solar prompt notice of such claim or action; (ii) cooperates with Solar, at Solar's expense, in the defense of such claim or action, and (iii) gives Solar the right to control the defense and settlement of any such claim or action as long as such settlement does not adversely affect Capstone's rights under this Agreement.

13.2 Solar shall have no liability for any claim based on infringement or violation of any third party patent rights arising from the design, manufacture, use or sale by Capstone or such design, manufacture, use or sale authorized by Capstone of any Licensed Product if such infringement or violation would have occurred without the use of Solar Intellectual Property provided to Capstone under this Agreement.

13.3 The terms and conditions of this Agreement are confidential and subject to the terms of the Nondisclosure Agreement, Exhibit C.

13.4 Capstone agrees to defend, indemnify and hold Solar, its directors, officers, and employees harmless against all liabilities, demands, damages, expenses, or losses arising out of the manufacture, design, use, or sale of any Licensed Product by Capstone or its affiliates, subsidiaries or transferees or use by Capstone or its affiliates, subsidiaries or transferees of any Solar Intellectual Property, or out of any manufacture, design, use, sale, or other disposition by Capstone, its affiliates, subsidiaries or transferees of product incorporating such Licensed Product or Solar Intellectual Property, except for claims that are attributable to Solar's gross negligence or intentional misconduct, or based on obligations which remain with Solar under Paragraph 13.1, provided that Solar (i) gives Capstone prompt notice of such claim or action; (ii) cooperates with Capstone, at Capstone's expense, in the defense of such claim or action; and (iii) gives Capstone the right to control the defense and settlement of any such claim or action as long as such settlement does not adversely affect Solar. The maximum cumulative liability of Capstone under this paragraph is thirty five million dollars ($35,000,000).

14.0  GENERAL TERMS AND CONDITIONS

14.1 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of Capstone and Solar although neither party shall assign this Agreement or any part thereof without the prior written consent of the other party which shall not be unreasonably withheld, delayed, or conditioned, except (i) that it may be assigned by either party to a wholly owned subsidiary of the assigning party without the other party's consent; and (ii) that it may be assigned to a purchaser or transferor of substantially all the assets of Capstone or Solar, provided such purchaser is not actively engaged in the business of manufacturing or selling PSRs, or manufacturing or selling individual gas turbines of *** or greater output power. Notwithstanding any provision contained in this Agreement to the contrary, Capstone may only sublicense a party, other than a wholly owned subsidiary, with Solar's prior written consent. In all events, as to each and every assignment made and each sublicense, if granted, such assignment and/or sublicense shall provide Solar with all rights and benefits it has under this Agreement against such assignee and/or sublicensee and impose on such assignee and/or licensee all of the obligations under this Agreement. Notwithstanding any provision contained in this Agreement to the contrary, in the event Solar or Capstone assigns or sublicenses this Agreement to a third party, Solar and/or Capstone, as the case may be, shall remain responsible for full performance of the obligations of such assignee or sublicensee arising under this Agreement.

14.2 Notices: All notices, requests, demands and elections under this Agreement, other than routine operational communications, shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, (ii) one
(1) day after being given to an express courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile with a copy sent by another means specified herein, or (iv) three (3) days after the date of mailing by certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

      To Capstone:
               Capstone Turbine Corporation
               21211 Nordhoff Street
               Chatsworth, California 91311-5844

               Attn:  Ake Almgren
                      President and Chief Executive Officer

      With a copy to:
               Capstone Turbine Corporation
               21211 Nordhoff Street
               Chatsworth, California 91311-5844

               Attn:  Jeff Watts
                      Chief Financial Officer


      To Solar:
               Solar Turbines Incorporated
               2200 Pacific Highway
               San Diego, California 92138-5376

               Attn:  Director, Recuperator Business

      With a copy to:
               General Counsel
               Solar Turbines Incorporated
               2200 Pacific Highway
               San Diego, California 92186

Solar or Capstone may, from time to time, change its address or its designee for notification purposes by giving the other party prior written notice of the new address or the new designee and the date upon which the change shall be effective.

14.3 Nothing herein contained shall be deemed to create, an agency, joint venture or partnership relationship between the parties hereto.

14.4 If a dispute arises under the terms or performance of this Agreement, unless by mutual consent the parties agree otherwise, the parties shall resolve such dispute as follows:

      A) the parties' respective Program Managers, as provided for in Paragraph 5.4, shall have ten days to attempt resolution; if the Program Managers are unable to resolve the dispute themselves;

      B) each Program Manager shall present a written statement of the dispute and a proposed resolution for consideration at a meeting of a senior executive officer from each company the meeting to be held within fifteen days from the expiration of the ten day period contemplated in the preceding sub-paragraph; and

      C) if the senior executive officers cannot resolve the dispute within ten days from the meeting date specified in the preceding sub-paragraph, the parties agree to submit such dispute to arbitration before a neutral three member board of arbitrators under the provisions of Paragraph 14.5.

14.5 Subject to the provisions of Paragraph 14.4 of this Agreement, any claim or dispute arising hereunder that has not been resolved by the parties shall be determined by arbitration in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association in San Diego, California; provided that no demand for arbitration shall be instituted after the date after which legal proceedings on the same claim would have been barred by the applicable statute of limitations. The party requesting arbitration shall appoint one independent, neutral arbitrator in writing and the responding party shall appoint one independent, neutral arbitrator in writing within fifteen (15) days thereafter. The two arbitrators so selected shall then appoint a third arbitrator within fifteen (15) days thereafter. The award rendered in such arbitration may provide for equitable remedies, an accounting and/or reimbursement for attorneys', accountants' or consultants' fees, as the arbitrators shall see fit. Such award shall be final, and judgment on it may be entered in or enforced by any court, state, federal or foreign, having jurisdiction thereover. Any party may apply to an appropriate court of law for a preliminary injunction, attachment or other similar remedy available to it in aid of the arbitration proceeding provided for herein. In the arbitration each party shall be entitled to demand production of documents and other items from any other party hereto, in accordance with the terms of Rule 34 of the Federal Rules of Civil Procedure. Any disputes concerning such demand shall be determined by the arbitrator(s), and any such determination shall be binding on the parties.

14.6 For a period of three years from the Effective Date, Solar and Capstone agree not to solicit for employment purposes, any employee of the other party who has had access to that other party's proprietary information utilized in implementing this Agreement.

14.7 This Agreement shall be governed by and construed in accordance with the laws of the State of California as if made in California for performance entirely within the State of California.

14.8 This Agreement including Exhibit A constitute the entire agreement between the parties with respect to the subject matter hereof, and as of the Effective Date supersedes all prior oral or written agreements regarding the subject matter hereof, and cannot be changed or terminated except by a writing signed by both parties.

14.9 For any matter or claim to be considered by a court under this Agreement the parties consent to the exclusive jurisdiction of the courts of the United States of America and the State of California and any subdivision thereof. Any injunctions, orders, or judgments entered, issued, or granted from any courts having jurisdiction hereunder shall be enforceable in the State of California and in any state or country wherein lie the offices and/or assets of the party against whom the said injunction, order or judgment is entered.

14.10 If any provision of this Agreement is held illegal, invalid or unenforceable under present or future state or federal laws, or rules and regulations promulgated thereunder, effective during the term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be automatically as part of this Agreement a provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

14.11 Nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of the parties. No party shall be liable to the other for any of the costs, expenses, risks, or liabilities arising out of the other party's efforts in connection with this Agreement.

14.12 Each party to this Agreement has had the opportunity to review the Agreement with legal counsel. This Agreement shall not be construed or interpreted against either party on the basis that such party drafted or authored a particular provision, parts of, or the entirety of this Agreement.

14.13 The section headings used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

14.14 Each and every right, power, and remedy herein specifically given to either party or otherwise in this Agreement shall be cumulative and shall be in addition to every other right, power, and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any such right, power, or remedy.

14.15 Neither party to this Agreement shall be liable for any default or delay in the performance of its obligations under this Agreement (except for the duty to pay for royalties hereunder) if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions, or any other cause beyond the reasonable control of such party (including the inability to receive raw materials from a supplier), provided the non-performing party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions nor reasonably be circumvented by the non-performing party through the use of alternate sources, work-around plans or other means. In such event, the non-performing party shall be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such party continues to use reasonable efforts to recommence performance or observance of the obligations so affected for as long as such circumstances prevail. Notwithstanding the foregoing, a party shall not be entitled to the benefits of this Section 14.15 unless any party so delayed in its performance promptly notifies the party to whom performance is due by telephone, radio, messenger or other available means (to be confirmed in writing within two (2) working days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

IN WITNESS WHEREOF, the parties caused this Agreement to be duly executed by their duly authorized officers on the day and year indicated below to be effective as of the date indicated above.



CAPSTONE TURBINE CORPORATION            SOLAR TURBINES INCORPORATED


By: /s/ AKE ALMGREN                     By: /s/ GARY STROUP
    ---------------------------------       ------------------------------------

Title: President & CEO                  Title: President
       ------------------------------          --------------------------------

Date: August 7, 2000                    Date: August 3, 2000
      -------------------------------         ----------------------------------



CAPSTONE TURBINE CORPORATION            SOLAR TURBINES INCORPORATED


By: /s/ WILLIAM TREECE                  By: /s/ DAVID W. ESBECK
    ---------------------------------       ------------------------------------

Title: Sr. VP Strategic Technology      Title: Vice President
       ------------------------------          ---------------------------------

Date: August 7, 2000                    Date: August 4, 2000
      -------------------------------         ----------------------------------

                                    EXHIBIT A

                             NONDISCLOSURE AGREEMENT

This Nondisclosure Agreement ("Agreement") is made effective as of August 2, 2000 by and between Solar Turbines Incorporated, a Delaware corporation having its principal office in San Diego, California ("Solar") and Capstone Turbine Corp., a California corporation having its principal office in Woodland Hills, California ("Capstone").

      WHEREAS, Solar and Capstone entered into an Alliance Agreement dated August 25, 1997 ("Alliance Agreement"), under which Solar has been supplying certain primary surface recuperators ("PSRs") for Capstone's Microturbine Generator sets and Capstone has been purchasing PSRs from Solar.

      WHEREAS, on August 25, 1997 Solar and Capstone also entered into a License Agreement ("License Agreement") under which Solar agreed, upon Capstone's election, to license Solar Intellectual Property (as defined therein) to Capstone to manufacture and modify PSRs for incorporation into Capstone's Microturbines, all in accordance with the terms of such License Agreement.

      WHEREAS, Capstone agreed to pay Solar certain Transition Fees pursuant to that certain Transition Agreement dated August 2, 2000 between the parties ("Transition Agreement") for the buyout and termination of the Alliance Agreement, the modification and amendment of the License Agreement and the assistance to be provided by Solar in transitioning its present manufacturing capabilities for PSRs for Capstone Microturbines to Capstone, all pursuant and subject to the Transition Agreement and the Amended And Restated License Agreement between the parties of even date herewith (the "Amended and Restated License Agreement") which define in further detail the transaction contemplated thereby (the "Transaction").

      WHEREAS, Solar has agreed to share and disclose certain proprietary information and Solar Technology (collectively the "Solar Technology" hereunder), as defined in the Amended and Restated License Agreement, to Capstone as part of and in furtherance of the Transaction.

      WHEREAS, certain proprietary information was disclosed under the Alliance Agreement subject to that certain Nondisclosure Agreement dated June 1, 1996 between the parties which was Exhibit C to the Alliance Agreement ("Prior Nondisclosure Agreement").

      WHEREAS, Solar and Capstone executed a Nondisclosure Agreement, dated July 11, 1994, ("Prior Nondisclosure Agreement") when Capstone was operating under the name "NoMac Energy Systems, Inc.".

      WHEREAS, Capstone is actively engaged in the development of gas turbines and recuperated gas turbines in the *** size range and in the development of major components of both gas turbines and recuperated gas turbines in this size range; including turbines, compressors, air bearings, combustors, permanent magnet alternators, electronic convertors and recuperators and has the right to disclose certain proprietary information related thereto ("Capstone Proprietary Information").

      WHEREAS, the parties agree that all proprietary information disclosed under each of the above described Prior Nondisclosure Agreements and the Solar Technology (as defined in the Amended and Restated Licensing Agreement) and the Capstone Proprietary Information (as defined just above), collectively, shall be referred to herein as "proprietary information" and be subject to this Agreement.

      WHEREAS, each party desires to disclose such proprietary information to the other party for the limited purposes authorized under and in furtherance of the Transaction and, as to the Solar Technology and Solar proprietary information, subject to the terms of the Amended and Restated Licensing Agreement.

      WHEREAS, as used herein, "Party", receiving party" and "disclosing party" means each and every party who may receive or disclose Proprietary Information regardless of the use of the singular rather than the plural form "parties".

      NOW, THEREFORE, in consideration of the foregoing premises, the following promises, covenants and undertakings, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties agree as follows:

      1. Each Party will use its best efforts to keep in confidence, and not disclose to any person or persons or use for purposes other than as allowed under the Amended and Restated License Agreement, proprietary information disclosed to it under this Agreement.

            Each Party recognizes that any disclosure of proprietary information received by it from the other would substantially injure the disclosing Party's business, impair its investments and goodwill and jeopardize its relationships with its buyers and customers. In order to protect such proprietary information, each Party agrees:

            (a) to hold all proprietary information disclosed to it in safekeeping and in strict confidence and not to disclose such proprietary information to any third parties or permit use of all such information to the disadvantage of the disclosing Party;

            (b) to treat all proprietary information disclosed to it with at least the same degree of care with which each treats and protects its own proprietary information which does not wish to disclose to third parties, which in any event shall be reasonable under the circumstances;

            (c) to limit the access of all proprietary information disclosed to it to only those employees within its organization who require such proprietary information in performing the limited purpose of this Agreement, and to inform each of its employees of the provisions of this agreement; and

            (d) to use proprietary information disclosed to it only to the extent necessary for performing the limited purposes of this Agreement

      2. Exceptions. The restrictions contained in Section 1 shall not apply to any proprietary information if the same is:

            (a) in the public domain at the lime of disclosure, or is subsequently made available by the disclosing Party to the general public without restriction;

            (b) known by the receiving Party at the time of disclosure, as evidenced by appropriate documentation, or independently developed, as evidenced by appropriate documentation, by the receiving Party;

            (c) used or disclosed with the prior written approval of the disclosing Party;

            (d) becomes known to the receiving Party without similar restrictions as to its use or disclosure from a source other than the disclosing Party;

            (e) used or disclosed after a period of ten (10) years from the date of termination of this Agreement;

            (f) becomes known pursuant to judicial action or Governmental regulations or requirements, provided that the recipient of such data shall have notified the other Party.

      3. Neither the execution of this Agreement, nor the furnishing of any materials hereunder, shall be construed as granting, either expressly or by implication, estoppel or otherwise, any license under any invention or patent now or hereafter owned by or controlled by the Party furnishing the materials.

      4. No rights or obligations other than those expressly recited herein are to be implied by this Agreement with respect to patents, inventions and proprietary information. In providing data pursuant to this Agreement, the Party providing the proprietary information makes no representation, either expressed or implied, as to adequacy, sufficiency, or freedom from fault of such proprietary information and incurs no responsibility nor obligation whatsoever by reason thereof; and the furnishing of such proprietary information shall not convey any rights or license with respect to such proprietary information.

      5. Nothing in this Agreement shall grant to either Party the right to make commitments of any kind for or on behalf of the other Party without the prior written consent of the other Party.

      6. If a contractual relationship results from discussions between Solar and Capstone, the contract or purchase order will authorize Solar to disclose information to other parties which have a need to know after Solar ensures that a nondisclosure agreement such as this Agreement is in place with such parties. Similarly, such contract or purchase order will authorize Capstone, subject to the provision of Paragraph
3.2 of the Amended and Restated License Agreement, to disclose information to other parties which have a need to know after Capstone ensures that a nondisclosure agreement such as this Agreement is in place with such parties.

      7. This Agreement may be terminated (a) by either Party for breach of the terms hereof or of the License Agreement or Transition Agreement upon giving sixty (60) written notice of its intention to terminate to the other Party unless the defaulting party cures each and every breach within such cure period; or (b) the Agreement shall automatically expire ten (10) years from the Effective Date provided, however, that when the Agreement terminates, the obligations not to use and not to disclose proprietary information exchanged hereunder shall continue for the period specified hereinabove.

      8. All modifications to this Agreement shall be in writing and signed by duly authorized representatives of both corporations.

      9. All notices and information shall be addressed as follows:

               If to Capstone:

               Capstone Turbine Corp.
               21211 Nordhoff Street
               Chatsworth, California 91311-5844

               Attn:  Ake Almgren
                      President and Chief Executive Officer


               With a copy to:

               Capstone Turbine Corp.
               21211 Nordhoff Street
               Chatsworth, California 91311-5844

               Attn:  Jeff Watts
                      Chief Financial Officer

               If to Solar:

               Solar Turbines Incorporated
               2200 Pacific Highway
               San Diego, CA  92101

               Attn:  Director, Recuperator Business

               With a copy to:

               General Counsel
               Legal Department
               Solar Turbines Incorporated
               2200 Pacific Highway
               San Diego, CA  92101

      10. Return of Proprietary information. All proprietary information disclosed to the receiving Party shall remain the property of the disclosing Party and within thirty (30) days of any termination of this Agreement in accordance with Paragraph 7 above, the receiving Party agrees to immediately return all proprietary information and all copies to the disclosing Party with a written statement that the foregoing has been accomplished.

      11. Notification -and Injunctive Relief. If either Party, inadvertently or otherwise, makes an unauthorized disclosure of the other Party's proprietary information to a third party, the violating Party shall immediately take every reasonable action to recover the improperly disclosed proprietary information, execute a retroactive protective agreement with the unauthorized third party if possible and immediately notify the Party whose data was improperly disclosed ("Injured Party") and provide complete information about the unauthorized disclosure and the corrective measures being taken. The Parties agree that monetary damages are inadequate for any material breach involving an unauthorized disclosure when the Injured Party reasonably believes said breach will cause it to suffer significant business harm. If the Injured Party believes, based on the facts, it will suffer material harm from the unauthorized disclosure and the corrective measures being taken by the violating Party are inadequate to mitigate this harm, the Parties agree the Injured Party shall be entitled to prompt injunctive relief. Both Parties' other legal and equitable remedies and defenses remain unchanged by this provision.

      12. Each Party reserves the right to change its designation of authorized representative, should circumstances so require, and to notify the other Party, in writing, of any such changes.

      13. (a) All technical information and ideas relating to any proprietary information disclosed hereunder shall be in writing and will be identified, in writing, as being proprietary information.

            (b) Oral communications which are considered proprietary by the originating Party and so identified shall be reduced to writing within thirty
(30) days and shall contain a notice thereon to the effect that any disclosure and use shall be subject to the terms and conditions of this present Agreement. Such orally disclosed information shall be given the protection afforded proprietary information hereunder during such thirty (30) day period.

            (c) All copies of proprietary information shall contain a similar identification.

      14. This Agreement shall be governed by and construed in accordance with the laws of the State of California as if made in California for performance entirely within the State of California.

      15. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior oral or written agreements regarding the subject matter hereof, and cannot be changed or terminated except by a writing signed by both Parties.

      16. If any provision of this Agreement is held illegal, invalid or unenforceable under present or future state or federal laws, or rules and regulations promulgated thereunder, effective during the term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be automatically as part of this Agreement a provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

      17. This Agreement is not assignable or transferable without the prior written consent of each Party, which consent may be withheld for any reason.

      18. Nothing herein shall be construed as a grant of a license or conveyance of any rights under any discoveries, inventions, patents, trade secrets, copyrights, industrial property rights or know-how belonging to any Party hereto.

      19. This Agreement shall not constitute, create, give effect to or otherwise imply a teaming, joint venture, leader-follower or other formal business relationship. Further, nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of the Parties. No Party shall be liable to the other for any of the costs, expenses, risks, or liabilities arising out of the other Party's efforts in connection with this Agreement.

      20. Each Party to this Agreement has had the opportunity to review the Agreement with legal counsel. This Agreement shall not be construed or interpreted against either Party on the basis that such Party drafted or authorized a particular provision, parts of, or the entirety of this Agreement

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers.


CAPSTONE TURBINE CORPORATION            SOLAR TURBINES INCORPORATED


By: /s/ AKE ALMGREN                     By: /s/ GARY STROUP
    ---------------------------------       ------------------------------------

Title: President & CEO                  Title: President
       ------------------------------          --------------------------------

Date: August 7, 2000                    Date: August 3, 2000
      -------------------------------         ----------------------------------



CAPSTONE TURBINE CORPORATION            SOLAR TURBINES INCORPORATED


By: /s/ WILLIAM TREECE                  By: /s/ DAVID W. ESBECK
    ---------------------------------       ------------------------------------

Title: Sr. VP Strategic Technology      Title: Vice President
       ------------------------------          ---------------------------------

Date: August 7, 2000                    Date: August 4, 2000
      -------------------------------         ----------------------------------